Exhibit 10.11

AGREEMENT

SHOGUN

THIS AGREEMENT is made effective as of May 31, 2018 and between, Alliance MMA, Inc. (“Alliance” or the “Company”), with an address at 590 Madison Ave, 21st Floor, New York, New York, 10022 and Shogun Fights, LLC (“Shogun”), and John Rallo (“Rallo”)(Shogun and Rallo are hereinafter collectively referred to as the “Promoter”).

RECITALS

WHEREAS, Rallo, Bang Time Entertainment, LLC (“Bang Time”) and the Company entered into (i) that certain asset purchase agreement dated March 2016, as amended pursuant to Amendment No. 1 dated July 16, 2016 (collectively, the “APA”), under which the Company acquired certain assets from Bang Time and/or Rallo, all as described in the APA (the “Acquired Assets”); and

WHEREAS, in connection with the APA, Bang Time and the Company also entered into: (a) that certain Intellectual Property Transfer Agreement (“IP Agreement”); (b) that certain Trademark License Agreement (“License Agreement”); (c) that certain Bill of Sale, Conveyance, and Assignment (“Bill of Sale”); and (d) that certain Assignment and Assumption Agreement (“Assignment”) (the APA, IP Agreement, License Agreement, Bill of Sale, and Assignment are collectively referred to herein as the “Sale Documents”); and

WHEREAS, in connection with the APA, Rallo and the Company entered into: (i) that certain employment agreement dated pursuant to which Rallo agreed to perform certain services in connection with the promotional business (the “Promotions Business”) related to the Acquired Assets (“Employment Agreement”) in exchange for certain wages and consideration to be paid to Rallo for at least the initial Term thereunder; and (ii) that certain Non-Competition and Non-Solicitation Agreement (“Non-Compete”); and

WHERAS, since the date of the APA, Bang Time assigned all of its rights, title, and interest, in and to all of Bang Time’s assets and property, including any and all trademarks and rights under the Sale Documents, to Shogun, as its successor in interest.

WHEREAS, the Company, Shogun (individually and as successor to Bang Time), and Rallo desire (i) to terminate and rescind the Employment Agreement and Non-Compete; (ii) terminate and rescind the Sale Documents; and (iii) return to the Promoter those Acquired Assets currently owned by or in the possession of the Company.

AGREEMENT

Now, therefore, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	Recitals. The foregoing recitals are hereby incorporated into this Agreement

2.	Transfer of Acquired Assets. The Company does hereby convey to Shogun, free and clear of any and all liens, claims, and/or encumbrances, all of its right, title and interest in and to any and all Acquired Assets still owned by or in the possession of the Company, including those assets listed or referred to in the APA, including but not limited to all assets referred to in the attached Exhibit A, Bill of Sale, and/or the attached Schedule A. It is the express intention of this Agreement that the Company shall have no right, title, or interest in or to any property that was at any time owned in whole or in part by Bang Time and/or the Promoter.

3.	Retention of AMMA Shares. Promoter shall retain any cash already paid and all shares of stock already issued to Promoter pursuant to the APA. As set forth in Section 5 below, the Employment Agreement is deemed terminated as of the effective date of May 31, 2018 (“Termination Date”). Accordingly, as of the Termination Date, Rallo is no longer an employee of the Company and the shares of Common Stock currently owned by the Promoter are no longer subject to any restriction resulting from Promoter’s status as an employee/officer of the Company. Accordingly, the Promoter may sell the Common Stock owned by him/her, subject to compliance with applicable federal and state securities laws, including laws related to insider trading. The Company shall cooperate, act in good faith, and provide any and all necessary documentation, related to the resale of the shares pursuant to Rule 144, and take all other such actions reasonably necessary to permit the shares to be freely transferable and marketable thereunder. The Company will prepare the required Rule 144 Attorney Opinion Letter and pay all transfer agent costs associated with the transaction.

4.	Termination of APA and Sale Documents. The APA and all Sale Documents are hereby terminated rescinded and neither the Company nor the Promoter shall have any further rights or obligations thereunder.

5.	Termination of Employment Agreement and Non-Compete. The Employment Agreement and Non-Compete are hereby terminated, and neither the Company nor the Promoter shall have any further rights or obligations thereunder.

6.	Issuance of Vested Unrestricted Stock Options. The earn-out period commenced on September 30, 2016 and ended on September 29, 2017. During the earnout period, the Promoter generated sufficient profit to qualify for an Earn-Out increase in the purchase price equal to approximately $304,350 of AMMA stock (the “Earn-Out Shares”). In lieu of receiving the Earn-Out Shares and for other good and valuable consideration set forth herein, the Company hereby grants to Rallo Options to purchase the number of shares of the Company’s Common Stock set forth below in the Notice of Stock Option Grant, subject to the terms and conditions set forth herein (the “Options”). The Company, including any successors and/or assigns shall be primarily responsible for the payment of any and all federal, state and local income/capital gains taxes incurred by the Promoter relating in any way to the exercise of the Options.

a.	Notice of Stock Option Grant:

Optionee:	John Rallo
Date of Option Agreement:	May 31, 2018
Date of Grant:	May 31, 2018
Vesting Start Date:	June 1, 2018
Exercise Price Per Share:	$.35
Total Number of Shares Granted:	366.072
Total Exercise Price:	$128.125.20
Term/Expiration Date:	June 1, 2023

b.	Vesting. The Shares subject to this Option shall all fully vest as of June 1, 2018 (“Vesting Date”)

c.	Termination Period. The Options may be exercised, in whole or in part, at any time(s) after the Vesting Date up to and including June 1, 2023 (the “Expiration Date”).

d.	Right to Exercise. The Options may be exercised all at once or over any number of multiple exercises in any number of Shares not to exceed a cumulative maximum of 366,072 Shares. The Options may be exercised for a fraction of a Share.

e.	Method of Exercise. The Options shall be exercisable by written notice to the Company, which shall state the number of Shares for which the Option is being exercised and which shall be signed by the Optionee (“Exercise Notice”). The Exercise Notice shall be accompanied by payment of the applicable Exercise Price for the total number of Shares for which the Option is being exercised.

7.	Voting Agreement. The Promoter agrees at the Company’s option to either give Company management a proxy to vote or to directly vote all shares of Company common stock currently owned by the Promoter over which Promoter has voting control in favor of any transaction as to which the Company’s Board of Directors recommends approval.

8.	Deposit of Event Settlement Funds. The Promoter hereby represents and warrants to the Company that the event settlement payment paid by the Royal Farms Arena to the Promoter for the Shogun Fights XVIII held on April 14, 2018 in the amount of S28.625.66 has been deposited into the Company bank account and the Parties agree that said deposit satisfies any and all outstanding payment obligations of the Promoter to the Company.

9.	Cooperation. For the one-year period following the effective date of this Agreement. Promoter shall reasonably cooperate with the Company and its auditors and provide such information as the auditors may require concerning matters in which Promoter was involved, or of which Promoter had knowledge, in connection with the preparation of interim and annual financial statements for the year ended December 31, 2018; provided, however, that the Company shall act reasonably and in good faith and shall be conscious of Promoter’s time and obligation to his then current employer/business endeavors, and shall provide Promoter with reasonable advance notice of any event that will require time, response, and/or information from Promoter, and shall reimburse Promoter for reasonable out-of-pocket expenses, including travel expenses associated with any such cooperation.

10.	Release of Company. Subject to the terms and conditions set forth in this Agreement, the Promoter, including affiliates, officers, directors, partners, shareholders, employees, agents and attorneys, hereby release and forever discharge the Company and its subsidiaries, officers, directors, partners, members, shareholders, employees, agents and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which such persons ever had, now have or hereafter may have for. upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement Nothing in this release shall prevent the enforcement of the provisions of this Agreement nor be deemed to release, waive, or discharge any claims arising after the effective date of this Agreement.

11.	Release of Promoter. Subject to the terms and conditions set forth in this Agreement, the Company, including its affiliates, subsidiaries, officers, directors, employees, agents and attorneys, hereby release and forever discharge the Promoter and its officers, directors, partners, shareholders, members, employees, agents, predecessors, and succcssors-in-interest, and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which the such persons ever had. now have or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Nothing in this release shall prevent the enforcement of the provisions of this Agreement, nor be deemed to release, waive, or discharge any claims arising after the effective date of this Agreement

12.	Acknowledgment of Promoter’s Continuing Ownership. For the sake of clarity, the Company acknowledges and agrees that the Promoter has at all times been (subject to the rights and licenses granted to the Company pursuant to the Sale Documents), and shall hereafter continue to be, the sole and exclusive owner of all right, title, and interest in and to the name “Shogun Fights,” the domain name www.shogunfights.com and all associated websites, all social media accounts relating to Shogun Fights, and all other intellectual property rights, copyrights, logos, trademarks, and service marks attendant with any of the above.

13.	MGM National Harbor. The Company shall execute a letter to MGM National Harbor substantially in the form of Exhibit B informing MGM that due to decisions made by the Company’s Board of Directors alone, with no fault of the Promoter or Rallo, the Company must cancel its services as the promoter of the show currently scheduled for June 23, 2018. The letter shall inform MGM that the Promoter and/or Rallo is fully authorized, in the Promoter and Rallo’s sole discretion, to engage with MGM to serve as the promoter for the show upon terms and conditions acceptable to the Promoter. Rallo. and MGM. For the sake of clarity, the Promoter and Rallo are fully authorized, but not obligated, to contract directly with MGM National Harbor (and/or any of its agents or affiliates) to perform any services for or on behalf of MGM National Harbor relating to the June 23, 2018 show and/or any other show or services and the Company disclaims any rights, title or interest in any such agreements. Services, or compensation.

14.	Indemnity. The Company hereby agrees to indemnify, defend and hold the Promoter (including its officers, directors, partners, shareholders, members, employees, agents, predecessors, and successors-in-interest) harmless from and against any liabilities, losses, costs, damages, penalties, assessments, demands, claims, causes of action, including without limitation, reasonable attorneys’, accountants’ and/or consultants’ fees and expenses, and court costs, including punitive, indirect, consequential, or other similar damages (collectively, “Losses”) that relate in any way or arise out of the representations and warranties made by the Company herein. Further. The Company agrees to indemnity the Promoter to the fullest extent permitted by Delaware Law and its organizational documents against claims and liabilities arising during the course of Promoter’s employment by the Company, provided that such claims and liabilities are not caused by the Promoter’s gross negligence, willful misconduct or violation of law. The Company represents and warrants that its interest in and to the Acquired Assets is fully transferable and upon execution of this Agreement, the Promoter shall receive legal and beneficial title to all of the Acquired Assets free and clear of all Encumbrances (as that term is defined in the APA). The Company hereby agrees to indemnify, defend and hold the Promoter harmless from any Losses relating in any way to a breach of the foregoing representation and warranty in the preceding sentence. Notwithstanding anything herein to the contrary, the Company shall have no obligation to indemnify the Promoter in connection with any Losses that were proximately caused by the Promoter’s own action or inaction.

15.	Entire Agreement. The Agreement represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings. No materials outside the body of this Agreement, either written or oral, shall constitute a part of the terms or conditions of this Agreement, except where otherwise stated herein.

16.	Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland. Any disputes or litigation arising out of this Settlement Agreement shall be governed by Maryland law.

17.	Binding Effect. This Agreement shall be binding on. and shall be enforceable against, and shall inure to the benefit of the Parties to this Agreement and their respective past and present officers, directors, affiliates, member firms, subsidiaries, parents, successors, shareholders, members, partners, general partners, limited partners, principals, participating principals, managing members or other agents, management personnel, attorneys, servants, employees, representatives of any other kind (and any officers, directors, members or shareholders of any of the foregoing which are not natural persons), spouses, estates, executors, estate administrators, heirs, and assigns.

18.	Waiver and Amendment. No provision of or rights under this Settlement Agreement may be waived or modified unless in writing and signed by the Party whose rights are thereby waived or modified. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

19.	Disputes. In case any dispute shall arise under this agreement, the prevailing party shall be entitled to prompt reimbursement of reasonable legal fees incurred in connection with the enforcement of this Agreement.

20.	Confidentiality. The Parties and their respective counsel agree to maintain in the strictest confidence and not disclose to the public, media, or any third parties (except their counsel, accountants, upon order of a court or governmental body, or as required by law or for reporting to their auditors, investors or similarly interested parties under an obligation to maintain confidentiality) the specific contents and terms of this Agreement. Notwithstanding the foregoing, the parties may disclose the existence of this Agreement, the fact that all of the Acquired Assets have been re-transferred to the Promoter, the fact that the Employment Agreement and Non-Compete have been terminated, and the fact that the Promoter has all rights title and interest in and to all of the Acquired Assets.

The Parties hereto have executed this Agreement as an instrument under seal as of the date written above.

Alliance MMA, Inc.

/s/ John Price
John Price, CFO, duly authorized
John Price 6-15-18

Promoter:

/s/ John Ral1o
John Ral1o 6-15-18

Shogun Fights

/s/ John Ral1o
By: John Rallo, Managing Member 6-15-18

SCHEDULE A

(Description of Assets)

Laptop computer

Printer

Promotion equipment (including MMA cage and related equipment

Shogun business and related trademarks

Shogun media library including photos and video

Exhibit A

BILL OF SALE

THIS BILL OF SALE dated as of May 3, 2018 is entered into by and among Shogun Fights, LLC, a Maryland limited liability company (“Buyer”) and ALLIANCE MMA, INC.. a Delaware corporation (“Seller”) and is delivered pursuant to. and subject to the terms of. that certain Agreement, dated as of June 15 2018 (the “Agreement”), by and among Seller. Buyer, and John Rallo, an individual and resident of the State of Maryland (“Rallo”).

NOW, THEREFORE, subject to the terms and conditions of the Agreement and for the consideration set forth therein, Buyer and Seller each hereby agrees as follows:

1.     Seller does hereby sell, convey, transfer, assign and deliver to Buyer, all of its right, title and interest in and to the Acquired Assets, still owned by or in possession of the Company, including but not limited to any and all rights, title and interest in and to any and all property that has ever previously been owned by the Buyer.

2.     From time to time, as and when reasonably requested by Buyer. Seller shall execute and deliver all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Buyer may reasonably deem necessary or desirable to more effectively sell, transfer, convey and assign to Buyer all of Seller’s right, title and interest in the Acquired Assets.

3.     This Instrument shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of laws principles of such State.

4.     To the extent that any provision of this Instrument is inconsistent or conflicts with the Agreement, the provisions of the Agreement shall control. Nothing in this Instrument, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, obligations, claims or remedies of the parties as set forth in the Agreement.

5.     This Instrument may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

[Signature Page to Follow]

[Signature Page to Bill of Sale]

IN WITNESS WHEREOF, the panics hereto have caused this Instrument to be executed by their respective duly authorized officers as of the date first above written.

SELLER:

ALLIANCE MMA, INC.

By:	/s/ John Price
Name: John Price
Title: CFO

SHOGUN FIGHTS, LLC

By:	/s/ John Rallo
Name: John Rallo
Title: Managing Member

JOHN RALLO:

/s/ John Rallo
John Rallo

EXHIBIT B

DRAFT LETTER TO MGM NATIONAL HARBOR

To Whom it May Concern:

As you may know, on or about May 23, 2018, the Board of Directors of Alliance MMA, Inc. (the “Company” voted to exit the Company’s promotional, ticketing, and production business. As a result the Company must cancel and terminate its promotional agreement with MGM National Harbor relating to the show currently scheduled for June 23. 2018. Please be advised that the Company’s decision had absolutely nothing to do with any action or inaction of John Rallo or Shogun Fights (collectively, the “Promoter”). To the contrary, the Promoter has at all times acted with the utmost good faith, loyalty, and diligence with respect to all shows, including but not limited to the impending June 23rd show. As a result, the Company’s decision to exit and termination should not in any shed a negative light on the Promoter.

To that end, please also be advised that the Promoter has no restrictive covenant with the Company and may contract directly with MCM National Harbor with respect to the June 23rd show and/or any other shows. Therefore, to the extent MGM and the Promoter so desire, please feel free to contract directly with the Promoter on terms mutually acceptable to the Promoter and MGM.

Please feel free to contact me with any questions or concerns regarding this notice or otherwise. Again, our sincere apologies for any inconvenience that the Company’s decision may cause MGM. However, we are confident that the Promoter is fully capable and experienced to successfully promote and execute the show if so desired by MGM.

Sincerely,

/s/ John Price
By:	John Price
Title:	CFO
Alliance MMA, Inc.